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                                                                 Exhibit 10(vii)


                               SERVICE AGREEMENT
                               -----------------

                  THIS AGREEMENT, entered into as of January 1, 1992,

Among

CHUBB AMERICA SERVICE CORPORATION ("CHUBB AMERICA"), a New Hampshire corporation with offices at One Granite Place, Concord, New Hampshire

And

CHUBB LIFE INSURANCE COMPANY OF AMERICA, CHUBB SECURITIES CORPORATION, and HAMPSHIRE FUNDING, INC. all New Hampshire corporations with offices at One Granite Place, Concord, New Hampshire; THE COLONIAL LIFE INSURANCE COMPANY OF AMERICA, a New Jersey corporation with offices at 8 Sylvan Way, Parsippany, New Jersey; and CHUBB SOVEREIGN LIFE INSURANCE COMPANY, a California corporation, with offices at 30 West Sola Street, Santa Barbara, California 93101 (the five named corporations being affiliated and their wholly owned subsidiaries, are hereinafter individually and collectively referred to as "CHUBB LIFE").

WHEREAS, both CHUBB LIFE and CHUBB AMERICA are subsidiaries of The Chubb Corporation, and both CHUBB LIFE and CHUBB AMERICA desire to coordinate certain aspects of their respective enterprises, believing that such coordination will be of mutual benefit and will result in greater efficiency and economy of operation for both parties; and

WHEREAS, in the interest of improved efficiency and economy of operations, both CHUBB LIFE and CHUBB AMERICA desire to operate a common and uniform employee benefit program and payroll system for their respective staffs;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, CHUBB LIFE and CHUBB AMERICA agree that;

1. Transactions between the parties hereto shall comply with the applicable state laws, statutes and regulations.

2. As to all such transactions between the parties hereto:
a) charges for services performed shall be established on the basis of reimbursement of cost based on generally accepted accounting practices consistently applied;
b) expenses jointly incurred and payments jointly received shall be allocated between the parties on an equitable basis in conformity with generally accepted accounting practices consistently applied; and
c) the books, accounts and records of each party to all such transactions shall be so maintained as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges to the respective parties.

3. CHUBB LIFE and CHUBB AMERICA will from time to time render to each other such services, and arrange for joint operation of offices and facilities, as they may mutually agree upon.

4. Except for such executive officers as CHUBB LIFE shall designate, CHUBB LIFE has transferred, or shall transfer or cause to be transferred to the payroll of CHUBB AMERICA, all of the employees of CHUBB LIFE. The parties further agree that each will do the acts and things required to be done to amend existing employee benefit plans and group insurance policies in order to accomplish the operation of a uniform employee benefit program and payroll system for their respective employees.

5. CHUBB AMERICA shall furnish CHUBB LIFE for itself and for any corporations which become subsidiaries of CHUBB LIFE after the effective date of this agreement, such staff, facilities and services as CHUBB LIFE may require for the operation of its offices and the offices of its subsidiaries (including offices and other facilities jointly operated by CHUBB AMERICA and CHUBB LIFE under this Agreement), and as provided in this Agreement, CHUBB LIFE shall reimburse CHUBB AMERICA for the wages and salaries, bonuses, incentive payments, employee benefits, retirement allowances, rent, and all other expenses which CHUBB AMERICA incurs in furnishing such staff, facilities and services, such expenses being hereinafter referred to as "CHUBB LIFE Staffing Expenses".

6. Each party hereto shall maintain such records as are necessary to determine the amount of expenses for which it is entitled to be reimbursed hereunder. Such expenses shall be apportioned and determined on a cost accounting basis, based on generally accepted accounting practices consistently applied. Such records shall be available for review by each of the parties hereto and by the independent auditors of each. Payment by each party to the other for such expenses, including but not limited to office space and facilities, electronic data processing systems and programming services, as each may have provided to the other, shall be due and payable at quarterly intervals.

7. As soon as is practicable after the close of each quarterly period, each party hereto shall provide to the other the quarterly charges for expenses to be charged or reimbursed under this agreement on a quarterly basis. Such expenses shall be subject to review by each of the parties hereto and by their independent auditors.

8. CHUBB LIFE shall, from time to time, pay to or for the account of CHUBB AMERICA, advances in amounts sufficient to allow CHUBB AMERICA to pay all CHUBB LIFE Staffing Expenses as they become due and payable.
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This Agreement is a continuation of an agreement dated January 1, 1990, among and between CHUBB AMERICA and seven specified corporations and incorporates changes resulting from (1) the merger of the CHUBB LIFE INSURANCE COMPANY OF AMERICA and the CHUBB LIFE INSURANCE COMPANY OF NEW HAMPSHIRE with and into THE VOLUNTEER STATE LIFE INSURANCE COMPANY effective July 1, 1991; (2) the change of the name of the Corporation resulting from the merger to CHUBB LIFE INSURANCE COMPANY OF AMERICA effective July 1, 1991; and (3) the change of the name of SOVEREIGN LIFE INSURANCE COMPANY OF CALIFORNIA to CHUBB SOVEREIGN LIFE INSURANCE COMPANY, effective as of January 1, 1992.

This Agreement shall continue without limit but may be terminated by either party hereto at the close of any calendar year, provided written notice of termination is delivered at least 90 days prior thereto to the other party to the Agreement. In the event of such termination by either party, payment for expenses incurred hereunder during the fiscal year in which such termination takes place shall, despite such termination, be due and payable in accordance with this Agreement.

This Agreement shall be deemed a contract made under the laws of the State of New Hampshire and shall be construed and enforced in accordance with and governed by the laws of the State of New Hampshire.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date set forth above by their undersigned and duly authorized officers.


CHUBB AMERICA SERVICE CORPORATION               CHUBB SECURITIES CORPORATION



By:______________________________               By:_____________________________
   President                                       President



CHUBB LIFE INSURANCE COMPANY                    THE COLONIAL LIFE INSURANCE
OF AMERICA                                      COMPANY OF AMERICA



By:______________________________               By:_____________________________
   President                                       President



HAMPSHIRE FUNDING, INC.                         CHUBB SOVEREIGN LIFE
                                                INSURANCE COMPANY



By:______________________________               By:____________________________
   President                                       President